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                                                                   EXHIBIT 23.1

                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Edmark Corporation:

We consent to the use of our report incorporated by reference herein, relating to the balance sheets of Edmark Corporation as of June 30, 1994 and 1995, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1995, and the related financial statement schedule, which report appears in the June 30, 1995 annual report on Form 10-K of Edmark Corporation.

Our report refers to a change in the method of accounting for income taxes effective July 1, 1993.



KPMG PEAT MARWICK LLP



Seattle, Washington
December 6, 1995